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The Wet Seal, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Spotlight Fund, L.P.
Clinton Spotlight Master Fund, L.P.
Clinton Magnolia Master Fund, Ltd.
Clinton Retail Opportunity Partnership, L.P.
Clinton Special Opportunities Master Fund, Ltd.
Clinton Group, Inc.
George E. Hall
Raphael Benaroya
Dorrit M. Bern
Lynda J. Davey
Mindy C. Meads
John S. Mills

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Glass Lewis Supports Clinton Group’s Proposals for Change at The Wet Seal

NEW YORK, September 28, 2012 /PRNewswire/ -- Clinton Group, Inc. today announced that Glass, Lewis & Co. (“Glass Lewis”) recommends that Wet Seal, Inc. (Nasdaq: WTSLA) stockholders remove all four of the long-standing directors and replace them with four independent professionals nominated by Clinton Group. Glass Lewis recommends that Wet Seal stockholders vote on the white proxy card.

In recommending the removal of Harold Kahn, Henry Winterstern, Sidney Horn and Jonathan Duskin, Glass Lewis said the “directors should be held responsible for the poor decisions and the Company’s underperformance during their tenure.”

Glass Lewis further noted that “a complete board overhaul is more likely to result in a positive result for shareholders than doubling down and taking another chance on the current board, even with its two new members and supposed newfound ways.” Glass Lewis further concluded that it “stand[s] unconvinced of the current board’s ability to provide adequate stewardship of the Company over the long term.”

“We are pleased to have Glass Lewis’ support for the removal of the four long-standing directors and replacement of them with our nominees,” said Joseph De Perio, Senior Portfolio Manager of Clinton Group.

Glass Lewis noted that the current Board has reversed course on a number of decisions recently and added two new directors to the Board. “However,” noted Glass Lewis, “these corrective actions seem somewhat insincere and look more like knee-jerk reactions after being called out by [the Clinton Group] and other shareholders.”

Glass Lewis also recognized that the Clinton Group nominees would bring needed skills and experience to the Wet Seal Board. In particular, Glass Lewis said that the Clinton Group nominees are “well-qualified individuals” and would be “in a better position than the current board to identify and hire the best CEO available for Wet Seal.” In comparing the long-standing incumbent directors to the Clinton Group nominees, Glass Lewis said “a fair assessment … based solely on their individual merit, favors multiple Clinton nominees.”

Glass Lewis concluded with a rhetorical question: “After multiple missteps and reversals of decisions, resulting in prolonged periods of underperformance, why would shareholders continue to put their confidence in the same board that remains largely unchanged?”

Clinton Group encourages stockholders to submit the white consent card as soon as possible.

Gregory P. Taxin, a Clinton Group Managing Director, co-founded and served as the CEO of Glass Lewis from 2003 to 2007.

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm. Clinton Group has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes. Clinton Group is a Registered Investment Advisor based in New York City.

No permission has been sought from Glass, Lewis & Co. to include its commentary in this press release.

CLINTON GROUP, INC., CLINTON SPOTLIGHT FUND, L.P., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD. AND GEORGE E. HALL (COLLECTIVELY, “CLINTON”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF THE WET SEAL, INC. IN CONNECTION WITH CLINTON’S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF THE WET SEAL, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY CLINTON, RAPHAEL BENAROYA, DORRIT M. BERN, LYNDA J. DAVEY, MINDY C. MEADS AND JOHN S. MILLS (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE WET SEAL, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS HAS BEEN INCLUDED IN THE DEFINITIVE CONSENT STATEMENT FILED ON SEPTEMBER 10, 2012 BY CLINTON WITH THE SEC. THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE WET SEAL, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE AT HTTP://WWW.MYPROXYONLINE.COM/WETSEAL OR UPON REQUEST.

CONTACT: Connie Laux, Clinton Group, Inc., +1-212-825-0400